*	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

PROMOTION AGREEMENT

                       This PROMOTION AGREEMENT is made as of December 1, 2001, by and between QUESTCOR PHARMACEUTICALS. INC. a California corporation (“Questcor”) and VSL PHARMACEUTICALS, INC., a Delaware corporation (“VSL”).

RECITALS

            A.      WHEREAS, VSL produces, markets and distributes a probiotic preparation of live freeze-dried lactic acid bacteria, developed specifically to provide the optimal concentration and types of healthy bacteria for the gastrointestinal tract and to be used in various gastrointestinal disorders under the trademark “VSL#3 ™ ”; and

            B.      WHEREAS, Questcor is engaged in the business, among other things, of marketing pharmaceutical products; and

            C.      WHEREAS, VSL wishes to expand the promotion of VSL#3™, and Questcor desires to have the right to promote and sell VSL#3™, upon the terms specified herein.

AGREEMENT

            NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Definitions.

                        For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below.

                        “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.  A Person shall be regarded as in control of another Person if it/he/she owns, or directly or indirectly controls, more than fifty percent (50%) of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if it/he/she directly or indirectly possesses the power to direct or cause the direction of the management of the other Person, whether through the ownership of voting securities, by contract or any other means whatsoever.

                        “Agreement” means this agreement, together with all appendices, exhibits and schedules hereto, and as the same may be amended or supplemented from time to time hereafter by a written agreement duly executed by authorized representatives of each party hereto.

                        “Agreement Quarter” means each three-month period commencing on the first day of January, April, July or October, as the ease may be during the Term. The first Agreement Quarter shall commence on the Effective Date and end on March 31,2002.

                        “Agreement Year” means each 12-months period commencing on January 1, 2002 and each anniversary thereof during the Term.

                        “Confidential or Proprietary Information” has the meaning set forth in Section 10 hereof.

                        “Direct Customer Support” has the meaning set forth in Section 2(g) hereof.

                        “Effective Date” of this Agreement means January 1, 2002.

                        “Initial Product Purchase” has the meaning set forth in Section 2(e) hereof.

                        “Laws” has the meaning set forth in Section 3(f) hereof.

                        “Net Sales” means for the applicable period the gross amount invoiced for the Product sold in the Territory to Third Parties, less the following amounts to the extent deducted on such invoice or absorbed by Questcor or any other invoicing party:

                                    (i)       trade, quantity and cash discounts or rebates actually and lawfully allowed and taken and any other adjustments on account of price adjustments, billing errors, rejected good, and damaged goods;

                                    (ii)       price reductions, credits, rebates, product returns, charge-back and prime vendor rebates, fees, reimbursements or similar payments or adjustments actually granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations;

                                    (iii)     any sales or use tax, customs duties, excise or other duties or other governmental charge (other than an income tax) levied and actually paid on the sale, transportation or delivery of the Product in the Territory;

                                    (iv)     price reductions, credits, rebates, charge-back and prime vendor rebates, fees, reimbursements or similar payments or adjustments actually granted or given in connection with sales of the Product in the Territory to any governmental or regulatory authority in respect to any state or federal Medicare, Medicaid or similar programs; and

                                    (v)     costs of transportation and insurance, as well as amounts to be paid to credit card processing companies and/or entrusted banks in connection with the sales in question.

                                     Notwithstanding the foregoing. it is understood that Net Sales shall not include bad debt expense.

                        “Person” shall mean, an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity nor specifically listed herein.

                        “Prepaid Reimbursement” has the meaning specified in Section 4(d) hereof.

                        “Product” means the VSL#3™ product.

                        “Quarterly Net Sales Commission” has the meaning specified in Section 4(b) hereof.

                        “Quarterly Net Sales Payment” has the meaning specified in Section 4(a) hereof.

                        “Quarterly Reimbursement” has the meaning specified in Section 4(c) hereof.

                        “Sales/Marketing Committee” has the meaning specified in Section 2(h) hereof.

                        “Term” has the meaning specified in Section 6(a) hereof.

                        “Territory” means the fifty states of the United States of America and all its territories and possessions, including without limitation, the Commonwealth of Puerto Rico.

                        “Third Party” means any Person other than (i) VSL and any of its Affiliates and (ii) Questcor and any of its Affiliates.

2.     Obligations of VSL and Questcor

                        (a)      VSL herby engages Questcor to promote and sell the Product in the Territory during the Term on an exclusive basis (except that VSL and Sigma Tau Pharmaceuticals, Inc. retain the right to promote and sell the Product in the Territory), upon the terms and conditions set forth in this Agreement; provided, however, VSL may request a meeting with Questcor from time to time throughout the Term to discuss whether additional opportunities exist for the promotion of the Product that would not adversely affect Questcor’s Net Sales of the Product, which may include a good faith discussion of whether additional parties should be permitted to promote the Product in the Territory. Questcor agrees to employ reasonable good faith efforts in connection with the activities contemplated within this Agreement.

                        (b)     As between VSL and Questcor, VSL shall have the sole responsibility, at its cost and expense, for manufacturing or acquiring the Product, as the case may be, in final dosage form and package, for all future Product development, for obtaining and maintaining proper insurance and regulatory approvals and compliance related to the Product, for conducting all future clinical trials of the Product, and for obtaining and maintaining all necessary authorizations with the United States Food and Drug Administration (“FDA”), if any, to market the Product in the Territory.

                        (c)     Subject to the reimbursement provision contained in Section 4(c) of this Agreement and the other terms and conditions of this Agreement, with respect to Product sold by Questcor in the Territory, Questcor shall have the sole responsibility, at its cost and expense for the shipping, distribution, and warehousing of the Product, for the preparation and distribution of promotional material for the product for the invoicing and billing of purchases of the Product for paying credit card fees for order confirmation (if any) in accordance with Questcor customary practices for the collection of receivables resulting from Net Sales, for booking all sales of the Product sold by Questcor and its Affiliates and for handling all returns of the Product.

                        (d)     Subject to the terms and conditions of this Agreement, Questcor shall be responsible for the costs and expenses of establishing and maintaining its sales force, controlling its sales force directing the activities of its sales force and for carrying out through its sales force the detailed marketing and promotional plan for the Product in the Territory, as agreed to by the Sales/Marketing Committee.

                        (e)     Prior to or about the Effective Date, Questcor shall order and VSL shall deliver up to * boxes of the Product at a purchase price of * point of manufacture in the Territory (the “Initial Product Purchase”). Questcor shall submit payment to VSL for the Initial Product Purchase within one hundred twenty (120) days of receipt of the Initial Product Purchase; provided, however, Questcor shall not be obligated to submit payment to VSL for the Initial Product Purchase until all of the Product in the Initial Product Purchase has been sold by Questcor. Upon request by Questcor, VSL shall deliver to Questcor any subsequent orders (the frequency and quantity of such orders to be determined by Questcor after taking into account the marketing strategies and promotional plans as discussed by the Sales/Marketing Committee) of the Product at a purchase price of * point of manufacture in the Territory. Questcor shall submit payment to VSL for any subsequent orders of the Product within sixty (60) days of receipt of such order.

                        (f)     VSL shall establish and maintain a commercially reasonable and competitive price for the Product in the Territory.

                        (g)      Subject to the reimbursement provisions contained in Section 4(c) of this Agreement and the other terms and conditions of this Agreement, with respect to Product sold by Questcor in the Teritory, Questcor shall provide the Direct Customer Support.  “Direct Customer Support” means that Questcor shall respond to all calls, communications, complaints and inquiries relating to Product sold by Questcor in the Territory, including, but not limited to pre- and post-sale inquiries concerning the efficacy, side effects, and benefits of the Product.  In fulfilling the foregoing duties, Questcor shall conform to the guidelines agreed upon by VSL and Questcor as expressed by the Sales/Marketing Committee. Questcor shall inform the Sales/Marketing Committee quarterly of how it resolved all inquiries relating to the Product.

                        (h)     Questcor and VSL shall establish a marketing committee after execution of this Agreement (such committee being referred to herein as the “Sales/Marketing committee”).  The Sales/Marketing Committee shall meet not less than once in each Agreement Quarter during the Term or as otherwise agreed by the parties in writing, at such locations as are designated by each party alternatively.  Each party shall name two members to the Sales/Marketing Committee and shall bear the costs and expenses of its designated members that are incurred in connection with the Sales/Marketing Committee meetings. The activities of the Sales/Marketing Committee related to the development and coordination of the marketing strategy and promotional plans for Product sold by Questcor in the Territory shall include, inter alia:

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                 (i)      developing and revising existing and new promotional materials for the Product for in-person promotion to the event that the same relate specifically to the marketing of the Product in the Territory.

                                 (ii)      developing promotional programs and materials for the Product:

                                 (iii)      establishing, based on Questcor’s proposal, the number and type of detailing to be performed by Questcor sales representative in connection with the promotion of the Product in the Territory;

                                 (iv)      establishing appropriate sampling scheduling for the Product;

                                 (v)      establishing appropriate guidelines that Questcor must confirm to in responding to calls, communications, complaints and inquires relating to the Product, including but not limited to pre- and post-sales inquiries concerning the efficacy, side effects and benefits of the Product;

                                 (vi)      updating the customer list; and

                                 (vii)      establishing a policy for minimizing bad debt expense and pursuing the collection of bad debts.

                        (i)     Subject to the terms and conditions of this Agreement, VSL herby grants to Questcor the right to use the trademark VSL#3™ during the Term in connection with the promotion and sale of the Product in the Territory.

3.      Certain Regulatory Matters

                        (a)   As between VSL and Questcor, all regulatory matters regarding the Product shall remain under the exclusive control of VSL, subject to the participation by Questcor in matters related to the marketing and sale of the Product by Questcor in the Territory.

                        (b)   VSL shall furnish Questcor with all efficacy and safety information reasonably requested by Questcor to assist it in promoting and selling the Product in the Territory. Such information shall be treated as confidential information of VSL, and shall not be disclosed to Third Parties without VSL’s period written approval, unless required by law.

                        (c)   Beginning as of the Effective Date of this Agreement, each party shall immediately notify the other party of any significant event(s) that affect the marketing of the Product in the Territory, including, but not limited to, adverse drug reactions and governmental inquiries.  VSL shall have the responsibility for evaluating such events and reporting such events to applicable regulatory health authorities, if required.

                        (d)   Beginning as of the Effective Date of this Agreement, each party shall immediately notify the other party in writing of any order request or directive of a court or other governmental authority to recall or withdraw the Product in any jurisdiction. Each party shall be responsible of the costs associated with a recall or recalls resulting from that area of responsibility associated with such party as described in this Agreement (e.g. if the Product is recalled as a result of a problem associated with the manufacturing of the Product, then VSL shall be responsible for such costs, however, if the Product is recalled due to a problem with the shipping or handling of the Product by Questcor. then Questcor shall be responsible for such costs).

                        (e)   Subject to the reimbursement provisions contained in Section 4 (c) of this Agreement, and the other terms and conditions of this Agreement, with respect to Product sold by Questcor in the Territory, Questcor shall be responsible, at its sole cost and expense, for handling all medical inquiries concerning the Product, including without limitation responding to questions concerning permitted and off-label uses of the Product, requests for journal articles, the administration of and response to medical inquiries concerning the Product by consumers, physicians, pharmacists and other health care professionals, including those forwarded by sales representatives and field force personnel promoting the Product in the Territory.

                        (f)   Each party shall maintain in full force and effect all necessary licenses, permits and other authorizations required by law to carry out its duties and obligations under this Agreement. Each party shall comply with all laws, ordinances, guidelines, rules and regulations (collectively, “Laws”) applicable to its activities under this Agreement, including without limitation, any requirements of any product license applicable to the Product, if any; provided however, that Questcor shall be solely responsible for compliance with those Laws pertaining to the activities conducted by it hereunder (including, without limitation, those Laws that apply to documentation and records retention pertaining to the distribution and use of samples of the Product by it under this Agreement), notwithstanding that the FDA may, as a matter of law, be entitled to hold VSL accountable or responsible (whether primarily or secondarily) for failure of Questcor to comply with such Laws. The parties will reasonably cooperate with one another with the goal of ensuring full compliance with Laws. VSL shall be responsible for all labeling changes to the Product.

4.      Compensation and Reimbursement.

                        (a)   Subject to the provisions contained in Paragraphs (b), (c) and (d) of this Section 4 and the other terms and conditions of this Agreement, within thirty (30) days after the end of each Agreement Quarter, Questcor shall submit payment to VSL for the Net Sales of the Product sold by Questcor in the Territory for such Agreement Quarter (the “Quarterly Net Sales Payment”).

                        (b)   Questcor shall deduct a quarterly commission (the “Quarterly Net Sales Commission”) from the Quarterly Net Sales Payment.  The Quarterly Net Sales Commission shall be calculated in accordance with the following schedule:

•	* of Net Sales in an Agreement Year for Net Sales up to *.

•	* of Net Sales in an Agreement Year for Net Sales between * and *.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

•	* of Net Sales in an Agreement Year for Net Sales between * and *

•	* of Net Sales in an Agreement Year for Net Sales between * and *

•	* of Net Sales in an Agreement Year for Net Sales between * and *

•	* of Net Sales in an Agreement Year for Net Sales between * and *

•	In the event Net Sales in an Agreement Year exceed *, VSL and Questcor shall discuss in good faith the commission that VSL shall pay to Questcor. In no event shall such commission be less than * or higher than *.

                        (c)   Questcor shall also deduct a quarterly reimbursement fee (the “Quarterly Reimbursement”) from the Quarterly Net Sales Payment.  The Quarterly Reimbursement shall be based on Questcor’s fully burdened cost of engaging in all of the activities and obligations described in Sections 2(c), 2(g), and 3(e) of this Agreement, including, but not limited to, all documented out-of-pocket costs and expenses and all documented fully burdened costs and expenses of all personnel and facilities used in connection with such activities and obligations. Such Quarterly Reimbursement shall also include Questcor’s cost of purchasing the Product (that is to say the actual amount paid by Questcor and already received by VSL for the purchasing of the Product) and shipping the Product, as applicable, as described in Section 2(e).

                        (d)   VSL and Questcor shall agree on an up-front reimbursement payment, to be paid by VSL to Questcor, to cover the initial fully burdened costs described in Section 4(c) (the “Prepaid Reimbursement”). To this end, Questcor shall submit an estimate of the Prepaid Reimbursement to VSL. Questcor shall supply a statement of the actual costs at the end of the first Agreement Quarter and the estimated Prepaid Reimbursement shall be reconciled against these actual costs.

5.     Payments and Reporting.

                        (a)   Questcor shall furnish VSL, within 30 days after the end of each Agreement Quarter (within 60 days at the end of each Agreement Year), a report setting forth in reasonable details the calculation of Net Sales for the Agreement Quarter and the calculation of the Quarterly Net Sales Payment, the Quarterly Net Sales Commission, and the Quarterly Reimbursement with respect to such period (and, in addition to a report for the fourth Agreement Quarter, with respect to the entire Agreement Year).

                        (b)   All payments to a party under this Agreement shall be made by wire transfer in immediately available funds in legal currency of the United States and shall be delivered to the account of such party as designated by it in writing from time to time.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                        (c)      During the Term and for two (2) years following any expiration or termination of the Term, the parties will maintain complete and accurate books and records in sufficient detail to enable verification of the Net Sales and charged costs. Either party may demand an audit of the other party’s relevant books and records in order to verify the other’s reports on the aforesaid matter upon reasonable prior notice to the party to be audited.  Such access shall be available during normal business hours not more  than twice each calendar year during the Term and two years after the relevant period in question.  The party requesting the audit shall bear the full cost of the performance of any such audit except as hereinafter set forth.  If, as a result of any inspection of the books and records of either party, it is shown that such party’s payments or declaration of costs to the other under this Agreement were less than the amount which should have been paid or charged, then the audited party shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within seven (7) days after the other party’s demand therefore.  Any such late payments or any other late payments under this Agreement shall bear interest at a rate of 1.5% per month, 18% per annum, until paid.  Furthermore, if the payments were less than the amount which should  have been paid by an amount in excess of five percent (5%) of the payments actually made during the period in question (or the costs charged were more than the costs which should have been charged), the party responsible for the discrepancy shall also reimburse the auditing party for its out-of-pocket costs of such inspection.

6.      Term and Termination.

                        (a)   The Term shall be for three (3) years and shall begin on the Effective Date and shall end on the three year anniversary of the Effective Date, unless terminated earlier or unless extended by the parties’ mutual agreement in accordance with this section 6 (the “Term”).

                        (b)   The Term may be terminated upon the mutual agreement of the parties, it being understood that neither party shall be under any obligation, express or implied, to do so, except that VSL is entitled to unilaterally terminate the Term according to the provisions of Section 6(g).  In order to be binding upon either party, any mutually agreed termination, and the terms governing such termination, must be evidenced by a written agreement executed by duly authorized representatives of both parties.

                        (c)   (i)   In the event that either party shall materially breach any of the terms, conditions and agreements contained in this Agreement, the other party may terminate this Agreement, an all rights granted hereunder by giving the party who committed the breach thirty (30) days notice in writing, particularly specifying the breach, unless the notified party within such thirty (30) day period shall have rectified the breach.  Termination under this Section 6(c)(i) shall be without prejudice to any of the terminating party’s other legal and equitable rights and remedies.

                               (ii)   Either party to this Agreement may terminate this Agreement upon receipt of notice that the other party has become insolvent or has suspended business in all material respects hereof, or has consented to an involuntary petition purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or has made an assignment for the benefit or creditors or has applied for or consented to the appointment of a receiver or trustee for a substantial part of its property, by giving written notice to the other party, and termination of this Agreement will be effective upon receipt of such notice.

                        (d)   The Term may be extended upon the mutual agreement of the parties, it being understood that neither party shall be under any obligation, express or implied, to do so.  In order to be binding upon either party, any such extension, and the terms governing such extension, must be evidenced by a written agreement executed by duly authorized representatives of both parties.

                        (e)   Neither the termination nor expiration of the Term shall release or operate to discharge either party from any liability or obligation that may have accrued prior to such termination or expiration.

                        (f)   If the Term is terminated prior to the completion of an Agreement Quarter. Questcor shall be entitled to receive a pro rata portion of the Quarterly Net Sales Commission and Quarterly Reimbursement which it would have been entitled to receive under Section 4 had the Term been in effect for the entire Agreement Quarter (based on the number of days that Questcor was responsible for marketing the Product in the Territory during such Agreement Quarter).

                        (g)   Notwithstanding the provisions in the Section 6, VSL is entitled to terminate the Term by providing a written notice to Questcor to that effect after the one year anniversary of the Effective Date and prior to the expiration of  the Term.  In the event of this unilateral termination by VSL, VSL shall pay to Questcor both (i) a first residual payment, to be paid immediately, equal to the total Quarterly Net Sales Commissions and Quarterly Reimbursements due to Questcor under this Agreement for the twelve (12) months immediately prior to such termination and (ii) a second residual payment, to be paid on the one year anniversary of such termination, equal to one half of the total Quarterly Net Sales Commissions due to Questcor under this Agreement for the twelve (12) months immediately prior to such termination.

                        (h)   Upon the termination or expiration of the Term, Questcor shall (i) promptly cease all of its promotion activities pursuant to this Agreement, (ii). discontinue any use of the trademark VSL#3TM as well as any other tradename, mark, or tradedress relating to the Product, (iii) return to VSL all sales training, promotional, marketing material, call lists, customer lists and computer files, and (iv) return to VSL any remaining inventory of the Product, including samples, in marketable condition (i.e., not already distributed or destroyed with destruction certified by Questcor) that may have been supplied to Questcor by VSL under this Agreement; provided, however, VSL shall reimburse Questcor for Questcor’s cost of purchasing any remaining inventory of the Product not previously reimbursed by VSL in accordance with Section 4(c).

                        (i)   Notwithstanding the expiration or termination of the Term, any provision which extends beyond the Term will survive such expiration or termination of the Term.

                        (j)   During the Term and for two (2) years following the termination of the Term by VSL pursuant to Section 6(f) or for one (1) year following the expiration or termination of the Term for any other reason, Questcor shall not, directly or by or through any Affiliate or Third Party, market, sell or promote in the Territory any product which competes with the Product.

7.     Representations, Warranties and Covenants.

                        (a)   VSL represents and warrants to Questcor that as of the Effective Date, (i) the execution, delivery and performance of this Agreement by VSL does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which VSL is a party; (ii) the execution, delivery and performance of this Agreement by VSL does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority; (iii) the rights granted by VSL to Questcor hereunder do not conflict with any rights granted by VSL to any Third Party; and (iv) VSL owns the development rights for the Product.

                        (b)   VSL represents, warrants and agrees that as of the Effective Date, VSL has not received any valid notice of any claim of infringement or any other claim or proceeding relating to any patent, trademark, trade name, service mark, copyright or trade secret relating to the Product.  VSL also represents and warrants that, as of the Effective Date, to the best of its knowledge the manner in which VSL conducts its business does not constitute an infringement of any patent or other intellectual property right, or a misappropriation of any trade secret.  During the Term VSL will advise Questcor within fifteen (15) days of receiving any valid notice of any claim of infringement of any other claim or proceeding relating to any patent, trademark, trade name, service mark, copyright or trade secret relating to the Product that would have an adverse affect upon its ability to perform its obligations under this Agreement.

                        (c)   Questcor represents and warrants to VSL that as of the Effective Date, (i) the execution, delivery and performance of this Agreement by Questcor does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which Questcor is a party; (ii) the execution, delivery and performance of this Agreement by Questcor does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority, and (iii) Questcor is not now selling nor promoting nor will it sell or promote during the Term of this Agreement any product which directly competes with the Product.

                        (d)   A party that has knowledge that the Product fails to comply with any applicable safety rules or standards of any government agency or which contains a defect that could present a substantial risk to the public health or the environment shall notify the other party to telephone, followed by written confirmation, within five (5) business days, of obtaining such knowledge.

8.     Indemnification.

                        (a)   VSL shall defend, indemnify and hold Questcor and its employees, agents, officers, directors and Affiliates (each an “Questcor Party”) harmless from an against any and all losses, liabilities, obligations, claims, fees (including, without limitation, attorneys fees).  expenses incurred by a Questcor Party that are claimed by any Third Party and that result from or arise in connection with (i) the breach of any covenant representation or warranty of VSL  contained in this Agreement.  (ii) any claim of infringement of any patent trademark or other intellectual property right related to the Product,   (iii) any product liability claim related to the Product,  (iv) any contamination of or defect in the Product, and (v) breach by VSL of its obligations under Section 10 hereof.  Notwithstanding anything in this Section 8(a),  VSL  shall not be obligated to indemnify a Questcor Party for any liability related to the Product for which Questcor has assumed an indemnification obligation under Section 8(b) below.

                        (b)   Questcor shall defend, indemnify and hold VSL and its employees, agents, officers, directors and Affiliates (each a “VSL Party”) harmless from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, attorneys’ fees), expenses and lawsuits brought against or incurred by a VSL Party or by a Third Party resulting from or arising in connection with (i) the breach by Questcor of any covenant, representation or warranty of Questcor contained in this Agreement, (ii) any contamination or adulteration of the Product while such Product is under the control of Questcor, (iii) the promotion or distribution of the Product performed by Questcor as provided in this Agreement, and (iv) breach by Questcor of its obligations under Section 10 hereof.

9.     Limitations of Liability

                        (a)   NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST REVENUES OR PROFITS) OF ANY KIND DUE TO ANY CAUSE, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

10.     Confidentiality

                        (a)   Each party acknowledges that it may receive confidential or proprietary information of the other party in the performance of this Agreement.  Each party shall hold confidential and shall not, directly or indirectly, disclose, publish or use for the benefit of any Third Party or itself, except in carrying out its duties hereunder, any confidential or proprietary information of the other party, without first having obtained the furnishing party’s written consent to the such disclosure or use.  “Confidential or proprietary information” shall include, inter alia, know-how, scientific information, clinical data, efficacy and safety data, protocols, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer informations, business plans, patent applications and all other intellectual property.  This restriction shall not apply to any information within the following categories:

                               (i)   information that is known to the receiving party or its Affiliates prior to the time of disclosure to it, to the extent evidenced by written records or other competent proof;

                               (ii)   information that is independently developed by employees, agents, or independent contractors of the receiving party or its Affiliates without reference to or reliance upon the information furnished by the disclosing party as evidenced by written records or other competent proof.

                               (iii)   information disclosed to the receiving party or its Affiliates by a Third Party that has a right to make such disclosure:

                               (iv)   information that is contained in any written promotional material prepared by Questcor or VSL for use in connection with the promotion of  the Product and actually distributed to the public; or

                               (v)   any other information that becomes part of the public domain through no fault or negligence of the receiving party.

                               The receiving party shall also be entitled to disclose the other party’s Confidential Information that is required to be disclosed in  compliance with applicable laws or regulations (including without limitation, to comply with SEC, Nasdaq or stock exchange disclosure requirements), or by order of any governmental body or a court of competent jurisdiction; provided that the party required to disclose such information shall use all reasonable efforts to obtain confidential treatment of such information by the agency or court.

                        (b)   This obligation shall survive the termination or expiration of this Agreement for five (5) years.

                        (c)   It is expressly understood and agreed that Questcor may disclose confidential information to members of its board of directors who are not employees of Questcor (and to consultants who have received  VSL’s prior written approval), provided that Questcor shall ensure that such directors and consultants are bound by a written obligation of confidentiality to Questcor as regards confidential information hereunder that is disclosed to them that is reasonably satisfactory to VSL.

11. Notices.  Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each party set forth below or to such other address or addresses as shall be designated in writing in the same matter:

(a)	If to VSL:

VSL Pharmaceuticals. Inc.
500 E, Broward Blvd., Suite 1800
Ft. Lauderdale, FL 33394
Attention: CEO

(b)	If to Questcor:

Questcor Pharmaceuticals. Inc.
3260 Whipple Road
Union City, CA 94587
Attention: President & CEO

All notices shall be deemed given when received by the addressee.

12.     Miscellaneous Provisions.

                        (a)   Assignment.  Questcor is not entitled to assign or otherwise transfer this Agreement, or any of its rights or obligations under this Agreement, without the prior written consent of VSL, except that such prior written consent shall not be unreasonably withheld in case of assignment by Questcor to an Affiliate.  Upon written notice to Questcor, VSL shall be entitled to transfer or assign, without the consent of Questcor, this Agreement to any Affiliate or Third Party.

                        (b)   Non-Waiver.  Any failure on the part of a party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

                        (c)   Entirety of Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written agreements, representations and warrantees with respect to such subject matter.  This Agreement (or any provision or term hereof) may be released, waived, changed or supplemented only by a written agreement signed by an officer or other authorized representative of the party against whom enforcement of any release, waiver, change or supplement is sought.  This Agreement shall not be strictly construed against either party hereto.

                        (d)   Public Announcements.  The form and content of any public announcement to be made by one party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other party (which consent may not be unreasonably withheld), except as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, the American Stock Exchange, Nasdaq, or any other stock exchange) in which event the other party shall endeavor to give the other party reasonable advance notice and review of any such disclosure.

                        (e)   Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York without reference to its conflicts of law principles.  The parties expressly consent to personal jurisdiction in the State of New York for any litigation arising out of or related to this Agreement.

                        (f)   Relationship of the Parties.  In making and performing this Agreement, the parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between VSL and Questcor.  Except as otherwise provided herein. neither party may make any representation. warranty or commitment. whether express or implied. on behalf of or incur any charges or expenses for or in the name of the other party.  No party shall be liable for the act of any other party unless such act is expressly authorized in writing by both parties hereto.

                        (g)   Counterparts.  This Agreement shall become binding when any one or more counterparts hereof. individually or taken together. shall bear the signatures of each of the parties hereto.  This Agreement may be executed in any number of counterparts. each of which shall be deemed an original as against the party whose signature appears thereon. but all of which taken together shall constitute but one and the same instrument.

                        (h)   Force Majeure.  Neither party shall be liable to the other party for any failure to perform as required by this Agreement if the failure to perform is due to circumstances reasonably beyond such party’s control, including, without limitation, acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, unexpected safety or efficacy results obtained with a Product, utility failures, supplier failures. material. labor, or energy shortages, labor disturbances, a national health emergency, or appropriations of property.  A party whose performance is affected by a force majeure event shall take prompt action using its reasonable best efforts to remedy the effects of the force majeure event.

                        (i)   No Implied Rights.  Nothing in this Agreement is intended to create or imply any right or license in the other Party under any patent rights, copyrights, trademarks or other intellectual property rights owned or controlled by a Party, except as expressly set forth herein.

[Signature Page Follows]

            IN WITNESS WHEREOF. the parties hereto have duly executed this Agreement in multiple counterparts through their duly authorized representatives as of the date first above written.

QUESTCOR PHARMACEUTICALS, INC.	VSL PHARMACEUTICALS, INC.

By: /s/ CHARLES J. CASAMENTO	By: /s/ CLAUDIO DE SIMONE

Name: Charles J. Casamento	Name: Claudio De Simone
Title: Chairman, President & CEO	Title: CEO